December 1, 1994

Players Club at Fort Myers, Ltd.
c/o H/R Florida Associates, L.P.
625 Madison Avenue
New York, NY 10022

Gentlemen:

Players Club at Fort Myers, Ltd., a California limited partnership organized and existing in the State of California (the "Developer"), is the Developer and Owner of a 288-unit multifamily residential rental housing development known as Players Club Apartments, located in Lee County, Florida (the "Project"). The cost of acquiring, constructing, improving and equipping the Project was financed by the Florida Housing Finance Agency (the "Issuer"), by the issuance of its Multi-Family Housing Revenue Bonds, 1987 Series C (Players Club at Fort Myers Project), in the principal amount of $9,700,000 pursuant to a series of Bond Resolutions adopted on September 13, 1985; September 17, 1985; October 15, 1985; and June 26, 1987.

The terms of the Bonds, the security therefor, the rights and remedies of the holders thereof, and various other matters in connection therewith were prescribed pursuant to a Trust Indenture between the Issuer and Southeast Bank, N.A. (the "Trustee"), dated as of July 1, 1987 (the "Trust Indenture").

Proceeds of the Bonds were loaned to the Developer pursuant to a Loan Agreement between the Issuer and the Developer dated as of July 1, 1987 (the "Loan Agreement"), evidenced by the Developer's Promissory Note (the "Note") in the amount of $9,700,000. The obligations of the Developer under the Loan Agreement and the Note are secured by a Mortgage and Security Agreement, dated as of July 1, 1987, and various other loan documents defined in the Loan Agreement (collectively, the "Loan Documents").

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Players Club at Fort Myers
December 1, 1994
Page Two

All of the Bonds issued pursuant to the Trust Indenture were purchased and are owned as of this date by Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III (collectively referred to as "Summit"), both of which are limited partnerships organized and existing under the laws of the State of Delaware.

As of February 1, 1992, the Project's cash flow was inadequate to provide for certain capital improvements required to be made and for certain other expenses being incurred; accordingly, the Developer requested that a portion of the Base Interest on the Note ("Base Interest"), required to be paid monthly in accordance with the terms of the Trust Indenture and Bonds, be temporarily deferred. The failure to pay any portion of the required Base Interest when due would constitute an Event of Default pursuant to various provisions of the Trust Indenture, Bonds and Loan Documents. Pursuant to Section 9.02(a) of the Trust Indenture, Summit, as the single owner of the Bonds, is the designated "Acting Party" with the sole authority to take actions in respect of any Event of Default. In response to the Developer's request, the Developer and Summit entered into a letter agreement dated as of February 1, 1992 (the "1992 Letter Agreement"), whereby Summit agreed to forbear from enforcing its remedies under the various default and remedies provisions of the Trust Indenture, Bonds and Loan Documents (the "Remedies Provisions") based upon the payment of Base Interest, and on various other terms and conditions, all as set forth therein. Pursuant to the 1992 Letter Agreement, certain portions of the Base Interest which would have been due and payable between January 1, 1992 and December 31, 1993, were deferred in accordance with the terms and conditions thereof.

As of December 1, 1993, the Developer requested a continuation of Summit's agreement to forbear from enforcing its remedies under the Remedies Provisions upon the occurrence of further defaults for the non-payment of Base Interest when due, from and after December 31, 1993. In response to the Developer's request, the Developer and Summit entered into a second letter agreement dated as of December 1, 1993 (the "1993 Letter Agreement") pursuant to which certain portions of the Base Interest which would have been due and payable between January 1, 1994 and December 31, 1994, were deferred in accordance with the terms and conditions thereof.

As of this date, the Developer has requested that Summit agree to forbear from enforcing its remedies under the Remedies Provisions upon the occurrence of further defaults for the non-payment of Base Interest when due, from and after December 31, 1994, again conditioned on the payment of certain portions of such interest when due. As consideration for such forbearance, the Developer re-

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Players Club at Fort Myers
December 1, 1994
Page Three

affirms its agreement to the payment of a concession fee to Summit, to the establishment of a monthly escrow payment to provide for the future payment of real estate taxes, assessments and insurance premiums when due, and to certain other matters, all as set forth hereinafter.

Accordingly, Summit and the Developer hereby agree as follows:

1. Forbearance from the Enforcement of Remedies Pursuant to the Remedies Provisions.

     Summit agrees to forbear from enforcing its remedies under the Remedies Provisions in connection with any existing Events of Default resulting from the non-payment of Base Interest due and payable on or before December 31, 1994; provided, however, that the Developer shall comply with the various provisions, terms and conditions of this Agreement as required by Paragraph 6 hereof.

2. Forbearance from the Enforcement of Remedies Pursuant to the Remedies Provisions Upon the Future Occurrence of Defaults for the Non-Payment of Base Interest When Due:

     It is anticipated that the Cash Flow of the Project will or may be inadequate to pay all operating expenses of the Project, including the payment of full Base Interest, for some time. Summit agrees to forbear from enforcing its remedies under the Remedies Provisions upon the occurrence of any default for the non-payment of Base Interest when due, provided that:

     a. all operating expenses of the Project (as defined in the Trust Indenture), other than the payment of Base
          Interest, are paid when due;

     b.   all deposits to the Replacement Reserve Fund required by
          Section 6.07 of the Trust Indenture are paid when due;

     c. all deposits to the Tax and Insurance Escrow required in accordance with Paragraph 3 hereinafter are paid when due;

     d. monthly installments of Base Interest are paid when due, in amounts which are equal to minimum monthly amounts calculated in accordance with the following schedule of time periods and interest rates (the "Minimum Pay
          Rates"):

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Players Club at Fort Myers
December 1, 1994
Page Four


          Time Period              Minimum Pay Rate
          01/01/95 - 12/31/95      7.0% per annum

     e. any remaining Cash Flow of the Project, after payment of the various items set forth in subparagraphs (a) through
          (d) above, shall be paid to Summit and applied to Base Interest which remains unpaid from time to time, together with interest thereon as provided in Section 7.10 of the Trust Indenture.

     The Developer acknowledges and understands that the Minimum Pay Rates established herein constitute payment schedules only, and that the rate for the payment of Base Interest is and shall remain at eight percent (8%) per annum pursuant to the Bonds and Trust Indenture. Summit's agreement to forbear from enforcing its remedies under the Remedies Provisions does not constitute a forgiveness of amounts past due and unpaid, and all Base Interest which remains unpaid from time to time, together with interest thereon, shall be paid from first available Net Cash Flow, or from Sale or Refinancing Proceeds as provided in the Trust Indenture and Loan Documents, together with interest thereon calculate as though such amounts constituted Primary Deferred Interest in accordance with Section 3.03(c) of the Trust Indenture, prior to the payment of any contingent interest.

3.   Continuation of Tax and Insurance Escrows.

     In accordance with Paragraph 2 of the 1992 Letter Agreement and Paragraph 3 of the 1993 Letter Agreement, the Developer agrees to continue to pay to Summit with each monthly installment of interest, additional amounts calculated by Summit from time to time to be adequate to pay certain real estate taxes, assessments and insurance when due.

4.   Concession Fee.

     In consideration of the concessions granted by Summit herein, the Developer agrees to pay to Summit a fee or fees (the
     "Concession Fee") in accordance with Paragraph 4 of the 1992 and 1993 Letter Agreements.

5.   Payment of Fees and Expenses.

     Pursuant to the Loan Agreement, the Developer shall pay all legal fees, costs and other out-of-pocket expenses incurred in connection with this Agreement within thirty (30) days

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Players Club at Fort Myers
December 1, 1994
Page Five

     following receipt of demand from Summit, which demand shall include supporting materials for any costs or out-of-pocket expenses incurred.

6.   Defaults and Remedies.

     The Developer's full and continuing compliance with each and every provision, term and condition set forth in Paragraphs 1, 2, 3, 4 and 5 of this Agreement shall be an express condition of the concessions granted by Summit pursuant hereto, and upon any default hereunder, Summit shall have the right to terminate and rescind the forbearance and concessions granted herein, to restore the parties hereto to their respective former positions and rights under the Bonds, Trust Indenture, and Loan Documents, and to exercise and enforce any rights or remedies available thereunder.

7.   Non-Waiver of Other Events of Default.

     Summit's forbearance of the enforcement of any or all of its remedies pursuant to the Remedies Provisions upon the occurrence of a default for the non-payment of Base Interest as granted herein or hereby is expressly limited to the provisions, terms and conditions set forth herein, and, in accordance with the provisions of the Trust Indenture, Bonds and Loan Documents, no such forbearance shall extend to any other Event of Default or impair any right consequent thereto.

8. Release of Summit for All Claims, Actions, Rights of Set Off and Defenses.

     The Developer hereby releases, waives, and forever discharges any and all legal or equitable claims, counterclaims, causes of action, defenses, affirmative defenses, and rights of set-off, known or unknown, which the Developer or any of its partners may have against Summit, the Issuer, or the Trustee, in connection with the loan evidenced by the Bonds, Trust Indenture, Loan Documents or this Agreement, and any dealings related thereto, up to the date hereof.

9.   No Revision, Modification, or Amendment.

     The various provisions, terms and conditions of this Agreement are intended merely to supplement, and not to affect any revision, modification or amendment to the provisions, terms and conditions of the Bonds, Trust Indenture and Loan
     Documents.  If any provision, term or condition of this

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Players Club at Fort Myers
December 1, 1994
Page Six

     Agreement requires any action, or the forbearance thereof, which could or will result in a Determination of Taxability (as defined in the Trust Indenture), then such provision, term or condition shall be rescinded, void, and of no further force or effect, and shall be deemed severable from the remaining provisions, terms and conditions, and in no way shall affect the validity of the other provisions of this Agreement.

10.  Capitalized Terms.

     Any capitalized terms not otherwise defined in this Agreement shall have the meanings attributed to them in the Trust
     Indenture.

If the above accurately sets forth the provisions, terms and conditions on which we have agreed, please return to us five (5) copies of this letter executed by you in the space provided below, at which time this letter shall constitute a binding agreement between us.

                         Very truly yours,

                         SUMMIT TAX EXEMPT L.P. II

                         By:  Related Tax Exempt Associates
                         II, Inc., a general partner


                         By:        /s/ Alan Hirmes
                            --------------------------------
                                                  (Title)


                         SUMMIT TAX EXEMPT L.P. III

                         By:  Related Tax Exempt Associates
                         III, Inc., a general partner


                         By:        /s/ Alan Hirmes
                            --------------------------------
                                                  (Title)


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Players Club At Fort Myers
December 1, 1994
Page Seven



Accepted and Agreed to this
5th day of December, 1994:

PLAYERS CLUB AT FORT MYERS, LTD. A
California limited partnership

By:  H/R Florida Associates L.P., a
     Delaware limited partnership, a
     general partner

By:  A General Partner:  RELATED
     RESIDENTIAL ASSOCIATES, INC.,
     a Delaware Corporation


By:          /s/ Max Schlopy
   -----------------------------------
     Max Schlopy, Vice President